                                                     EXHIBIT 10.14


                                                     October 30, 2000

TO:   Jerry Bailey

Dear Jerry:

       This will confirm our discussions concerning your resignation from Dow Jones due to personal family obligations.

       You will continue as an employee of the company until April 30, 2001, at which time you will resign as an employee of the company (including its subsidiaries). Your salary will continue through April 30, 2001 at the current annual rate of $580,000. In addition, you will continue to participate in the company's annual performance bonus program for executives both for calendar year 2000 and on a pro rata basis for calendar year 2001. The Compensation Committee will determine the extent to which you have met your performance criteria for purposes of determining the total amount of the 2000 annual bonus payable to you. With respect to your annual bonus for 2001, you will be paid a pro rata portion of your target bonus. You will receive a pro rata contribution under the company's 401K Plan (including under the Supplemental Executive Retirement Plan) for the portion of 2001 during which you remain as an employee of the company. You will also continue to participate until April 30, 2001, to the extent you are eligible under the terms and conditions thereof, in all benefit plans generally available to employees of the company from time to time, except that you will not receive any new plan awards under the Long Term Incentive Plan. You will be eligible to extend your participation in the company's health care plan under COBRA for a period of up to 18 months after April 30, 2001. Simultaneously with the execution and delivery of this letter you are also executing and delivering the Release and Settlement Agreement attached hereto as Attachment 1.

       During the 12 month period commencing on May 1, 2001 and ending on April 30, 2002, you will provide such consulting services as the company may reasonably request from time to time in connection with the company's financial and strategic matters and such other matters as the company may deem appropriate. In consideration of your agreements in this letter, including your non-competition and confidentiality obligations, and in Attachment 1 hereto, and provided that you do not become employed by or perform consulting or similar services on a full time basis for any entity other than the company prior to April 30, 2002, Dow Jones will pay you an annual consulting fee of $500,000, payable in equal monthly installments. The company will reimburse you for all expenses that you reasonably incur in connection with the performance of your consulting services on behalf of the company, upon submission to the company of appropriate vouchers therefor, all in accordance with the company's policies and procedures as in effect from time to time.

        Until May 1, 2004, you will refrain from engaging, whether as an employee, consultant or otherwise, directly or indirectly, in any business activity that is competitive with the businesses of the company (including its subsidiaries). Further, you agree to strictly maintain the confidentiality of all proprietary or confidential information of the company, and not to disclose such information to any person.

        Final awards under the Long Term Incentive Plan, if any, that may be granted to you under outstanding contingent stock rights will be granted pro rata, at the end of the respective performance periods, and in such amounts as the Compensation Committee may in its discretion determine, all in accordance with the provisions of the Long Term Incentive Plan and the agreements covering such awards applicable to retirees. Until the Compensation Committee makes such determinations, you will continue to receive dividend equivalents, which beginning April 30, 2001, will be on a pro rata portion of the shares covered by your contingent stock rights, calculated by multiplying the number of shares covered by each contingent stock right by a fraction, the numerator of which is the number of months during the performance period which elapsed prior to your resignation on April 30, 2001, and the denominator of which is the number of months in the performance period. Your stock option agreements are hereby amended to provide that (a) the unvested portion of the stock options that have been previously granted to you are deemed to have vested in full on October 18, 2000 and (b) all stock options previously granted to you (including those that vested as described in clause (a)) will not terminate upon your ceasing full time employment with the company, but rather will remain outstanding and will be exercisable in accordance with their
terms until April 30, 2004.   Your right to receive Final Awards under
outstanding contingent stock rights, and your right to exercise your stock options until April 30, 2004 will both terminate immediately if
(i) you become employed by, or perform consulting or similar services, on a full time basis for any entity other than the company at any time prior to April 30, 2004 or (ii) you fail to abide by your agreements in this letter, including your non-competition and confidentiality obligations, or in Attachment 1 hereto. You will not participate in any new plan awards under the Long Term Incentive Plan and accordingly, you will not receive a grant of contingent stock rights in respect of the 2001-2004 performance period or any subsequent period or any new stock option grants.

       Your employment or consultancy hereunder, as the case may be, shall terminate upon death. Upon such termination the company will provide to your estate: (i) your accrued but unpaid salary through the date of death and any applicable life insurance benefits under company plans, in the event of your death prior to April 30, 2001; or (ii) your accrued but unpaid consulting fees through the date of death, in the event of your death during the period from May 1, 2001 through April 30, 2002.

       The company will withhold from amounts due hereunder all applicable withholding taxes and other similar deductions.

       Except to the extent that disclosure is required by law or regulation in the company's SEC filings or otherwise, you and Dow Jones will keep the terms of this agreement and attached Release and Settlement Agreement in strict confidence. Notwithstanding the above, you may disclose information in this agreement to your attorneys or tax advisors, provided they agree to keep the information confidential, and to government tax agencies, and you may disclose the non-competition and confidentiality provisions of this agreement to potential employers or business associates. This letter agreement and the attached Release and Settlement Agreement set forth the entire agreement between you and Dow Jones and supersede all prior agreements or understandings, whether oral or written, including without limitation my letter to you of September 11, 2000.


                                        Very truly yours,



                                       /s/ Peter R. Kann
                                       ---------------------
                                       Peter R. Kann


Accepted and agreed upon:



 /s/ Jerome H. Bailey
-----------------------
Jerome H. Bailey

                                                           Attachment 1
                                                           ------------


                    RELEASE AND SETTLEMENT AGREEMENT
                    --------------------------------


       I, Jerome H. Bailey, residing at 60 Wilzette Drive, Middletown, NJ 07748, hereby resign from, and thereby terminate my employment with, Dow Jones & Company, Inc. ("Dow Jones") effective April 30, 2001. In consideration of the undertakings of Dow Jones and other consideration set forth in the letter (the "Letter") from Peter R. Kann to me of October 30, 2000, I do hereby release, acquire and forever discharge Dow Jones, its successors and assigns, and all employees, officers, directors and agents of Dow Jones individually and collectively, from all grievances, claims, demands, actions and causes of action of any nature whatsoever arising out of or based on my employment or separation from employment by Dow Jones. I acknowledge and agree that I hereby relinquish any right to and shall be forever barred from bringing or instituting any action of any nature whatsoever, either individually or as a member of a class or group, based on my employment or separation from employment by Dow Jones. I acknowledge and agree that I hereby relinquish any right to and shall be forever barred from bringing or instituting any action or any nature whatsoever, either individually or as a member of a class or group, based on my employment or separation from employment by Dow Jones in any federal, state or local judicial, quasi-judicial, administrative or other forum of competent jurisdiction in the United States or in any other country, including but not limited to arbitration proceedings, courts, agencies, commissions, the Equal Employment Opportunity Commission, the National Labor Relations Board, labor departments, or civil rights divisions or offices.

       In addition to the waivers of claims or rights above, I waive any right that I may have to assert a claim of age discrimination under the Age Discrimination in Employment Act which prohibits my employer from discriminating against me on the basis of my age. I do so in return for the consideration specified in the Letter that I would not be otherwise entitled to. I do not waive any rights or claims that may arise after this date. I have been afforded 21 days to decide whether I should sign this Release and Settlement Agreement. I understand that I will have a period of seven days during which I may revoke this Release and Settlement Agreement and that this Release and Settlement Agreement will not become effective or enforceable until such seven-day period has expired. I am advised by Dow Jones that I should consult with an attorney prior to signing this Release and Settlement Agreement.

       I acknowledge and warrant that no promise or inducement not expressed herein or in the Letter has been made to me; that in executing this Release and Settlement Agreement I am not relying upon any other statement or representation made by any representative of Dow Jones; that the above mentioned consideration constitutes full satisfaction and settlement of any such claims, demands, actions or causes of action, should any exist or if any were to be filed; that I am legally competent to execute this Release and Settlement Agreement; and that before signing I read it thoroughly and understand its meaning and effect and have executed it fully cognizant of the rights I am relinquishing and the consideration therefor.



                                         /s/ Jerome H. Bailey
                                         -----------------------
                                         Jerome H. Bailey

                                         Date:    10/31/00
                                              ------------------

Witness: /s/ Kathryn Schlatter
        ------------------------

Date:           10-31-00
        ------------------------